EARNOUT AGREEMENT

         THIS EARNOUT AGREEMENT (this "Agreement"), dated as of September 30, 1997, is among EFTC CORPORATION, a Colorado corporation ("Parent"), and the undersigned MEMBERS (the "Airhub Members") of AIRHUB SERVICES GROUP, L.C., a Kentucky limited liability company ("Airhub"), and the MEMBERS (the "CTLLC Members" and, together with the Airhub Members, the "LLC Members") of CIRCUIT TEST INTERNATIONAL, L.C., a Florida limited liability company ("CTLLC").

                                    RECITALS

         A. Pursuant to that certain Agreement and Plan of Reorganization, dated as of July 9, 1997 (the "Reorganization Agreement"), among Parent, CTI and CTI Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent, CTI Acquisition Corp. will be merged with and into CTI (the "Merger") and as a result of the Merger, all shares of CTI Common Stock will be converted into the right to receive shares of Parent Common Stock.

         B. Pursuant to that certain Limited Liability Company Unit Purchase Agreement, dated as of July 9, 1997 (the "Purchase Agreement"), among Parent, CTILLC Acquisition Corp. ("LLC Acquisition"), Airhub, the Airhub Members, CTLLC and the CTLLC Members, all of the outstanding interests in Airhub and CTLLC will be acquired (the "Acquisition") and as a result of the Acquisition, all outstanding interests in Airhub will be acquired by Parent and all of outstanding interests in CTLLC will be acquired by Parent and LLC Acquisition.

         C. In connection with, and in order to induce Parent, Airhub, the Airhub Members, CTLLC and the CTLLC Members to enter into the Purchase Agreement and as additional consideration for the interests acquired pursuant to the Purchase Agreement, Parent, Airhub, the Airhub Members, CTLLC and the CTLLC Members are entering into this Agreement.

     D. Capitalized terms used not defined herein shall have that meaning as given in the Purchase Agreement.

                                    AGREEMENT

         NOW,  THEREFORE,  in  consideration  of  the  foregoing,   and  of  the
representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1. Earnout Payments. (a) Within ninety (90) days after December 31, 1997, 1998 and 1999, Parent agrees to make certain cash earnout payments (the "Earnout Payments") to the Airhub Members and the CTLLC Members, payable pro rata (determined by the percentage set forth opposite the name of each of the Airhub Members and the CTLLC Members in Schedule A attached hereto). The three Earnout Payments will be in the following amounts:


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     (i) 1997: $2 million,  but only if the  aggregate  EBIT, if any, of the CTI
Group for the first such year exceeds $4.5 million,

     (ii) 1998: $4 million, less the payment made, if any, pursuant to 1(a)(i) above, but only if the aggregate EBIT of the CTI Group for 1997 and 1998 exceeds $9.0 million, and

     (iii) 1999: $6 million, less payments made, if any, pursuant to 1(a)(i) and
(ii) above, but only if the aggregate EBIT of the CTI Group for 1997, 1998, and 1999 exceeds $13.5 million;

         (b)  For the purposes of this Agreement,

     (i) "CTI Group" means CTI, CTLLC and Airhub, taken as a group; and

     (ii) "EBIT" means the earnings, before interest and taxes, determined on a consolidated basis in accordance with generally accepted accounting principles at the time of determination of CTLLC and Airhub (and including, if necessary to achieve the target amounts of EBIT specified in 1(a), CTI).

         (c) For the purpose of determining the EBIT for each year specified in Sections 1(a)(i), (ii) and (iii), the CTI Group shall be audited in accordance with generally accepted auditing standards at the time by a certified public accounting firm of Parent's selection for each such year and EBIT shall be conclusively determined by such accounting firm from the results of each such audit. Such audit shall be conducted and EBIT shall be determined independently of Parent and its affiliates other than the CTI Group, without any allocation of income or expense not directly incurred by the CTI Group (based on its historic operations measured as of the effective time). Each party agrees to cooperate in, and to provide all information necessary or reasonably requested by such accounting firm in connection with, the conduct of such audit. EBIT shall be calculated to not include charges and expenses, deferred compensation in the amount of $500,000, and bonuses payable by the CTI Group paid or payable in connection with the Transaction as contemplated by the Reorganization Agreement and the Purchase Agreement (the "Transaction Expenses"), and payments made to Broadview Associates described in Section 4.28 of the Reorganization Agreement. In the event of a dispute over the EBIT as determined by Parent's accountants, but not over the Transaction Expenses, at the election of an Airhub or CTLLC Member, an independent certified public accounting firm (the "Member Accounting Firm"), other than the firm used by Parent, may examine the records of the CTI Group to determine the accuracy of such EBIT determination. Prior to conducting such a review, the Member Accounting Firm shall sign such reasonable confidentiality agreements as are requested by Parent. The expense of any such audit shall be the responsibility of the Airhub or CTLLC Member who has elected to dispute the EBIT determination, unless such Member Accounting Firm determines that an error which would result in payment of an Earnout Payment which otherwise was not to be paid. In such case, Parent shall be responsible for any fees reasonably incurred in such audit. The report of such Member Accounting Firm shall be final,

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binding  and  conclusive  on the  parties.  In the event of a  dispute  over the calculation of the Transaction Expenses, the parties shall first endeavor in good faith to resolve such a dispute. If no resolution of such a dispute is had, the dispute shall be resolved by final and binding arbitration by three arbitrators. One selected by Parent, the other selected by Allen S. Braswell, Jr. and the third selected by the two arbitrators appointed by Parent and Allen
S. Braswell, Jr. The arbitration shall take place in Denver, Colorado and in no other place. The arbitration shall be conducted in accordance with the rules and procedures of the American Arbitration Association. During the pendency of any such arbitration to determine Transaction Expenses, Parent's payment obligations under this Agreement, if any, shall be tolled and only be due, if at all, ninety
(90) days after the entry of a final award or decision of the arbitrators.

         2. Payment in the Event of an Offering or Change in Control. (a) If, on or prior to December 31, 1999, Parent consummates any transaction involving either (i) the registration and underwritten sale of shares of Parent Common Stock or securities convertible into or exchangeable for Parent Common Stock for the account of Parent; or (ii) the private placement of shares of Parent Common Stock, or securities convertible into or exchangeable for Parent Common Stock, for the account of Parent with aggregate net proceeds to Parent from such private placement of not less than $40 million, then Parent shall pay the Airhub Members and the CTLLC Members $6 million, less any Earnout Payments paid or due and payable pursuant to Section 1. Any payment made according to this Section 2(a) shall be paid in full to the Airhub Members and the CTLLC Members pro rata (determined as provided above in Section 1) within thirty (30) days of the closing of such underwritten sale or private placement. No payment obligation shall arise under this Section 2(a) if, prior to any such underwritten sale or private placement, a Change in Control (as defined below) shall have occurred, in which case Parent's payment obligation shall be governed by Section 2(b).

                  (b) If a Change in Control occurs on or prior to December 31, 1999 after the date of this Agreement, Parent shall pay the Airhub Members and the CTLLC Members $6 million, less any Earnout Payments already paid or due and payable pursuant to Section 1. Any payment made according to this Section 2(b) shall be paid in full to the Airhub Members and the CTLLC Members pro rata (determined as provided above in Section 1) within thirty (30) days of the closing of such Change in Control. No payment obligation shall arise under this
Section 2(b) if, prior to any such Change in Control, an underwritten sale or private placement giving rise to a payment under Section 2(a) shall have occurred, in which case Parent's payment obligation shall be governed by Section 2(a).

                  (c)    For the purposes of this Agreement,

     (i) the term "Change in Control" means (A) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent to any Person (as defined below) or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than any Permitted Owner (as defined below), (B) the merger or consolidation of Parent with any Person that is not controlled by a Permitted Holder,

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     (C) the liquidation or dissolution of Parent,  or (D) the occurrence of any other transaction, excluding a public offering of voting capital stock of Parent, that results in Permitted Holders directly or indirectly owning in the aggregate less than 35% of all of the voting capital stock of Parent then outstanding,

     (ii) the term "Permitted Holders" means any (A) Person owning, immediately after the effectiveness of the Merger, greater than 5% of Parent's outstanding Common Stock, (B) Person serving, immediately after the effectiveness of the Merger as an executive officer or director of Parent, or (C) group (used as specified above) of Persons that includes at least one Person meeting the criteria in either of the foregoing clauses (A) and (B), and

     (iii) the term "Person" means any individual, corporation, firm, joint venture, association, partnership, organization, business, trust, other legal entity or enterprise, government or political subdivision, department or instrumentality thereof, including any governmental authority or district.

         3. Binding Effect; Expiration. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is intended to bind each Airhub Member as a member of Airhub and each CTLLC Member as a member of CTLLC only with respect to the specific matters set forth herein and shall not prohibit any Airhub Member or CTLLC Member from acting in accordance with any applicable fiduciary duties as a member of Airhub or CTLLC.

     4. Further Assurances. The parties will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable, in the reasonable opinion of Parent, to carry out the intents and purposes of this Agreement, including the execution and delivery of additional documents and instruments.

         5.       General Provisions.

                  (a) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent via facsimile, in either case with confirmation of receipt, or shall be deemed given the business day after delivery of such notice (together with a proper request for overnight delivery and confirmation of receipt) to a nationally recognized overnight courier service that guarantees next-business-day delivery to the applicable destination, in each such case to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:


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                           (i)      if to Parent, to:

                                    EFTC Corporation
                                    7241 West 4th Street
                                    Greeley, Colorado 80634
                                    Attention:  Stuart W. Fuhlendorf
                                    Facsimile No.:  (303) 892-4306

                                    with a copy to:

                                    Holme Roberts & Owen LLP
                                    1700 Lincoln, Suite 4100
                                    Denver, Colorado 80203
                                    Attention:  Francis R. Wheeler
                                    Facsimile No.:  (303) 866-0200

 or
                           (b)      if to the Airhub or CTLLC Members, to:
                                    Allen S. Braswell, Jr.
                                    4601 Cromwell Avenue
                                    Memphis, Tennessee 38118
                                    Facsimile No.: (901) 795-5305
                                    with a copy to:

                                    Burch, Porter & Johnson, PLLC
                                    50 North Front Street, Suite 800
                                    Memphis, Tennessee 38103
                                    Attention:  Warner B. Rodda
                                    Facsimile No.: (901) 524-5026

                  (b) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                  (c) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

     (d) This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among

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the parties  hereto with respect to the subject  matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall
not  be  assigned  by  operation  of  law  or  otherwise   except  as  otherwise
specifically provided. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (e) In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  (f) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. This Agreement may be amended or modified in writing by the party hereto against whom enforcement of such amendment or modification is sought.

                  (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

                  (h) The parties hereto acknowledge that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  (i) In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.


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                        SIGNATURE PAGE--EARNOUT AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Earnout Agreement to be executed and delivered as of the date first written above.

                                    PARENT:

                                         EFTC CORPORATION,
                                         a Colorado corporation

                                         By:

                                         ALLEN S. BRASWELL, JR. REVOCABLE LIVING
                                            TRUST

                                         By /s/
                                              Allen S. Braswell, Jr., Trustee


                                          CIRCUIT TEST INTERNATIONAL LIMITED
                                          PARTNERSHIP, a Florida limited
                                          Partnership


                                          By ALLEN S. BRASWELL, SR. LIVING TRUST
                                            Its General Partner
                                            /s/
                                          Allen S. Braswell, Sr., Trustee

                           CTLLC MEMBERS:

                                         ALLEN S. BRASWELL, JR. REVOCABLE LIVING
                                         TRUST

                                         By   /s/
                                                 Allen S. Braswell, Jr., Trustee

                                         CIRCUIT TEST INTERNATIONAL LIMITED
                                         PARTNERSHIP, a Florida limited
                                         Partnership

                                         By ALLEN S. BRASWELL, SR. LIVING TRUST
                                         Its General Partner
                                         /s/
                                         Allen S. Braswell, Sr., Trustee

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